Exhibit 99.1

FOR IMMEDIATE RELEASE
July 26, 2004

Liberty Media International, Inc. Rights Begin Trading Under
Symbols LTYAR and LTYBR

ENGLEWOOD, CO — Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) (LMI) has been advised by NASDAQ that its rights began trading today under the symbols LTYAR and LTYBR and shares of LMI’s Series A and Series B common stock began trading ex-dividend today.

The rights offering will expire at 5:00 p.m., New York City time, on August 23, 2004, unless extended by LMI.

None of LMI, its board of directors, or any committee of its board of directors is making any recommendation to shareholders as to whether to exercise or transfer their subscription rights.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of LMI’s common stock. Shareholders should carefully read the prospectus, rights certificates and related materials because they contain important information. Shareholders may obtain a free copy of the prospectus and other documents relating to the offer at the LMI web site at www.libertymediainternational.com.

Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) is a holding company owning interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, LMI is the largest cable television operator outside the United States in terms of video subscribers. LMI’s businesses include UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., Jupiter Programming Co., Ltd., Liberty Cablevision of Puerto Rico, Inc. and Pramer S.C.A.

Contact:
Mike Erickson
800-783-7676